PRESENTING SPONSORSHIP AGREEMENT

This SPONSORSHIP AGREEMENT (the "Agreement") is entered into as of September 20, 2009 by and between DNA Beverage Corporation ("DNA"), and Star Racing, LLC, a Mississippi Limited Liability Company located at 1628 S. Azalea Dr., Wiggins, MS, ("TEAM"), with reference to the following facts:

WITNESSETH

WHEREAS, DNA and TEAM desire to enter into an agreement concerning presenting sponsorship of the TEAM with DNA.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1. Definitions

As used herein, the following words and phrases shall have the following meanings:

(a) The "Contract Period" shall have the meaning assigned to it in Section 2 herein.

(b) The "Riders" shall mean a minimum team of four (4) supercross riders and four (4) motocross riders on the TEAM roster.

(c) The "Motorcycle(s)" shall mean all racing vehicles to be raced by the Riders in the Races and, unless the context otherwise requires, such term shall include the Substitute Motorcycle(s) (as defined herein).

(d) The "Races" or "Event/s" shall mean all competitive events in which TEAM is entered, including but not limited to AMA, CMC, CRC, FIM, GFI, GNC, PACE, SFX, FELD Motorsports, and Clear Channel events, conducted during the Contract Period.

(e) A "Ride" shall mean an individual Rider participating in an Event.

(f) The "Sponsorship Fee" shall mean the annual Sponsorship Fee payable by DNA to TEAM under Section 8 below.

(g) The "Substitute Motorcycles" shall mean the motorcycle which substitutes for the Motorcycle if the Motorcycle is damaged, destroyed or otherwise unable to or does not otherwise participate in any Race or qualifying activities.

(h) The "Team" shall mean the Star Racing Team which includes, but is not limited to, the Riders, the mechanics and pit crews.

(i) The "Transporter" shall mean the trucks used to transport the Motorcycle(s), Substitute Motorcycle(s) and support equipment.

2. Term

The term of this Agreement shall start on December 1, 2009 and, unless sooner terminated or renewed in accordance with the provisions hereof, shall end on November 30, 2011. DNA is hereby granted the right and option to extend the term of this Agreement for a further period of one (1) year commencing if DNA provides written notification to Star Racing by August 15, 2011. Renewal will be under similar terms and conditions.

3. Sponsorship by DNA

(a) DNA shall be the Presenting sponsor of the Motorcycle(s), Rider(s), the Team(s) and Transporter(s) during the Contract Period. All public identification of and reference to the Motorcycle or the Team shall be made in the following manner: "DNA-Star Racing". The sponsorship rights described herein shall apply to the Races and any other motocross event in which the Team, Motorcycle or the Riders participate:

i) Star Racing shall have the right to grant associate sponsorship rights to other persons, corporations or firms. Star Racing shall have the right to solicit other non-competing sponsors of the team at any point in the year however DNA shall have the reasonable right to approve or disapprove the placement of any other logos, excluding the OEM (Yamaha) branding on any of the team's motorcycle, equipment, truck, merchandise, etc., which approval shall not be unreasonably withheld

ii) Team shall use its best efforts to cause all media references to the Motorcycle and the Team to be made in the manner stated in Paragraph (i) above.

(iii) TEAM shall ensure that each Rider and each Team member does not endorse or promote (and that none of the foregoing allows his name, voice, image or likeness to be used to endorse or promote) in any manner, any product, service, person, firm, company or event that, in DNA's reasonable opinion, is in competition with the products or services produced and/or provided by DNA, but limited to the energy drink and beverage category.

(b) All Team members shall wear uniforms (including riding uniforms and staff uniforms) and all of the uniforms shall conspicuously and appropriately identify each wearer as being under the sponsorship of DNA. The size, placement and prominence of the DNA logos and brand name and the designs of uniforms shall be mutually agreed upon by the parties, and shall further conspicuously identify each Rider as being under the sponsorship of DNA. TEAM shall ensure that each Rider, while racing, practicing or qualifying for a Race, shall wear a helmet displaying DNA identification (to be designed by TEAM and approved by DNA). TEAM shall maintain such uniforms and helmets in good and attractive appearance and condition at all times.

(c) TEAM shall place DNA decals and/or other decorations/graphics which shall include DNA logos, designs and name, as approved by DNA (as provided by DNA), on the Motorcycle(s), the Substitute Motorcycle(s), the Transporters, tents, helmets, pit clothing, and awnings and all supporting equipment in accordance with DNA's design and instructions as shall be mutually agreed upon by the parties; DNA agrees to allow associate sponsors' identification to be displayed on the remaining areas of the Motorcycle(s), the Substitute Motorcycle(s), the Truck, helmets, pit clothing and other supporting equipment.

(d) TEAM agrees to help perform the following services at each Race:

(i) distribute DNA press packages furnished by DNA, as requested by DNA and allowed by event promoters/organizers;

(ii) coordinate Riders' appearances promoting DNA and DNA products;

(iii) arrange for credentials and tickets, if available to TEAM through its exercise of reasonable efforts, for DNA and their guests; up to fifteen (15) tickets will be made available as long as DNA give a least 15 days notice (earlier notice could be necessary incase a race venue is sold out prohibiting the TEAM from purchasing tickets), and

(iv) promptly communicate Race standings and results to DNA's management.

(e) TEAM shall provide to DNA such other benefits and rights as described on Exhibit 1 and 2.

Formatted: Not Highlight

4. The Motorcycles

(a) TEAM shall, at its expense, provide the Motorcycles and all Substitute Motorcycles. TEAM hereby represents, warrants and covenants to DNA that the Motorcycles and Substitute Motorcycles will, at all times during the Contract Period, be in strict compliance with all applicable laws, rules and regulations.

(b) TEAM shall provide a sufficient number of qualified mechanics and all other personnel required to maintain the Motorcycle and Substitute Motorcycles in good and attractive order, repair and condition at all times.

(c) TEAM shall not be excused from its obligations under this Agreement by reason of any fault in, damage to or destruction of the Motorcycles, no matter what the cause, and in the event any such damage or destruction prevents the Motorcycles from being able to perform in a first-rate manner in any of the Races or official practice or qualifying activities related thereto, TEAM shall immediately provide a Substitute Motorcycle which meets all applicable racing standards, is suitably equipped to be raced in all of the Races, is the same or higher quality as the Motorcycle that it replaces and complies with all requirements hereunder with respect to the Motorcycle. TEAM shall pay all expenses related to the Substitute Motorcycle. TEAM shall ensure that the Substitute Motorcycle is available at or reasonably near the location of every Race so

that in the event of any damage to or destruction of the Motorcycle as aforesaid; TEAM is able to provide an immediate replacement.

5. Supporting Equipment

TEAM shall, at its expense, provide Transporters, tents, awnings and any additional equipment required to properly support and transport the Motorcycles and the Substitute Motorcycles at all times during the Contract Period and set up, promote and accommodate the Team at events and at all Races. TEAM shall maintain and operate the Transporters, tents, awnings and such equipment in good and attractive order, repair and condition at all times.

6. Riders

(a) The Riders shall ride the Motorcycles in all of the Races.

(b) The Riders and members of the Team will wear DNA logos when dressed casually at events, and will make reasonable efforts to wear DNA logos when seen in the public eye.

(c) Riders will use best efforts to hold a DNA branded bottle or can on the podium and at press conferences at events and races.

(d) Riders will use best efforts to mention DNA in interviews when possible.

7. Advertising and Promotion

(a) DNA shall have the right, without restriction as to time or territory within the terms of this Agreement, to engage in any advertising, merchandising and/or promotional activities which it may determine with respect to its sponsorship of the Team, the Riders or the Motorcycles as well as Star Racing as well as the right to use the likeness, pictures, photographs, names, nicknames and signatures of all Riders on Star RACING on and in connection with any advertising or promotional activities relating directly or indirectly to DNA's sponsorship of the Team, Riders and the Motorcycle(s) including, but not limited to, on and in connection with DNA's products. DNA shall have the right to use the Motorcycle(s) and/or photographs, drawings and/or other representations of the Motorcycle(s), with or without the Riders, in advertising, retail merchandising and promotional activities, as well as the right to use the name, voice, image, likeness, pictures, photographs, nicknames and signature of the Team, the Riders, and the right to the appearances of the Riders and the Motorcycle(s):

(i) to advertise and promote any of DNA's products;

(ii) to advertise and promote DNA's title sponsorship of the Team, Riders and the Motorcycle;

(iii) to advertise and promote the performance of the Motorcycles, Riders and Team during the Contract Period; and

(iv) to publicize the support DNA has given to the Races and/or to motocross racing in general;

The advertising, merchandising and promotional activities conducted by DNA may be conducted on television, radio, the Internet, point of sale materials or in print or on other media, as determined by DNA.

To the extent that trademark rights of other sponsors are affected by DNA's proposed use of the Motorcycles, Riders or Transporter in such activities, TEAM shall obtain the consent of such sponsors for such use or, at DNA's option, remove (black out) the sponsor's identification from the Motorcycle(s), Transporters and Riders' uniforms, as the case may be, prior to such use.

(b) No associate sponsors shall alter any of DNA's Trademarks or any of its images or logos without the prior written consent of DNA. In the event DNA determines to withhold its consent the associate sponsor may depict TEAM, the Riders or the Motorcycle without depicting DNA's Trademarks, images and/or logos.

8. Sponsorship Fee

(a) Subject to the provisions of this Agreement, DNA agrees to pay to TEAM and TEAM agrees to accept from DNA, in consideration of all services rendered and to be rendered by TEAM and all rights granted by TEAM to DNA hereunder for the Contract Period, the sum of Two-Hundred and Fifty Thousand Dollars ($250,000) for 2010 and Three-Hundred and Thirty Five Thousand Dollars ($335,000) for 2011 payable on the dates and in the amounts set out in Exhibit 4 attached hereto and incorporated by this reference.

(b) TEAM shall have the right to substitute a new Rider, of equal or better talent and stature in the industry (could be limited by available riders), for an injured Rider. The substituted Rider shall sign a new release and shall be subject to all the terms and conditions of this Agreement.

9. Trademarks

(a) The DNA brand and all related trademarks, tradedress, slogans, logos, taglines, labels and other designs and product identification (collectively "DNA Trademarks") are DNA's sole property. The use of any DNA Trademarks shall inure to DNA respective benefit, and all rights in the DNA Trademarks under trademark law, copyright law, common law, or any other basis, shall be DNA's exclusive property. DNA grants to TEAM, subject to the terms and conditions of this Agreement, the non-exclusive, non-assignable and non-transferable right to use DNA Trademarks in connection with the Races. All proposed uses of DNA Trademarks shall be subject to DNA's review and prior written approval and TEAM shall not use, display or authorize the use or display of any DNA Trademark without DNA's prior written approval. All of TEAM's rights to use DNA Trademarks shall immediately cease upon expiration, or earlier termination, of this Agreement.

Formatted: Not Highlight

(b) Riders' name and the name Star Racing and all related logos, and other designs and product identification (collectively "TEAM Trademarks") are TEAM's sole property.

The use of any TEAM Trademarks shall inure to TEAM's benefit, and all rights in the TEAM Trademarks under trademark law, copyright law, common law, or any other basis shall be TEAM's exclusive property. TEAM grants to DNA, subject to the terms and conditions of this Agreement, the non-exclusive, non-assignable and non-transferable right to use TEAM Trademarks in connection with the Races and as otherwise contemplated hereby. All proposed uses of TEAM Trademarks shall be subject to TEAM's review and prior written approval and DNA shall not use, display or authorize the use or display of any TEAM Trademark without TEAM's prior written approval.

(c) TEAM shall not manufacture, distribute or authorize the manufacture or distribution of any promotional merchandise which bears any DNA Trademark without DNA prior written approval, unless such merchandise has been purchased or otherwise obtained directly from DNA or an authorized DNA licensee.

10. Property of DNA

All pictures, prints, motion pictures, audio or visual tapes, artists' renderings, plans, ideas, concepts and other things which are made or prepared by DNA or its agents in connection with its sponsorship of the Team, Riders or the Motorcycle shall be and remain the exclusive property of DNA. DNA shall have the right to obtain, register and otherwise perfect sole and exclusive ownership of any of the aforementioned items in itself by means of copyright, trademark, service mark or other proprietary interest, anywhere and at any time, and shall have the right to use any such items, in perpetuity in any manner, when and where it may designate, without any claim on the part of TEAM or any third party to any right of ownership or right to additional compensation.

11. Release

TEAM shall furnish DNA, on or before October 15, 2009, with releases signed by the Riders and all other Team members. Upon the addition of any person to the Team, TEAM shall deliver to DNA a release executed by such person. Such releases shall be in the form set forth in Exhibit 3 attached hereto. TEAM's compliance with the foregoing requirement shall be a condition precedent to the enforcement of DNA's obligations hereunder.

12. Appearances

Team including, in particular, the Riders, shall make six (6) one (1) day appearances per Contract Year at DNA's direction, including two commercial shoot days per Contract Year plus personal appearances at DNA's sale conventions or trade shows for up to two (2) days per Contract Year. DNA shall be responsible to reimburse team members for reasonable travel expenses incurred by them in performing their obligations hereunder.

All members of the Star Racing Team shall exclusively use DNA energy drinks and make all reasonable efforts to be seen using such products in the public eye and specifically shall not use any competitive energy drinks including sports drinks.

13. Events

TEAM warrants that it shall, at a minimum, participate in the following Events:

(a) 16 AMA Supercross Races in 2010 and 2011
(b) 12 AMA Motocross Races in 2010 and 2011
(c) 2010 and 2011 U.S. Open

16. Autograph Cards

TEAM shall use its best efforts to distribute a minimum of one hundred thousand (100,000) autographed cards signed by the Riders per Contract Year and which cards shall incorporate the DNA and be designed and provided by TEAM, with the prior written approval of DNA thereto.

17. Dealership Appearances

In addition to the appearances required in Section 13 above, the Riders of the STAR RACING TEAM shall make all reasonable efforts to attend marketing appearances at motorcycle dealerships every Friday night preceding a Supercross or outdoor national event; provided that reasonable notice of such events is given to the Riders that are required to appear and such events are scheduled a reasonable time in advance thereof.

18. Termination

(a) In addition to any right of termination granted elsewhere in this Agreement, either party shall have the right at any time to terminate this Agreement, without prejudice to any other legal rights to which such terminating party may be entitled, upon the occurrence of any one or more of the following:

(i) material default by the other party in performance of any of the provisions of this Agreement, which default is not cured within ten (10) days following written notice of such default to the defaulting party;

(ii) the making by the other party of an assignment for the benefit of creditors;

(iii) the appointment of a trustee, receiver or similar officer of any court for the other party or for a substantial part of the property of the other party, whether with or without its consent;

(iv) the institution of bankruptcy, composition, reorganization, insolvency or liquidation proceedings by or against the other party without such proceedings being dismissed within thirty (30) days from the date of the institution thereof; and

(v) if any of the representations or warranties made by the other party in this Agreement shall prove to be untrue in any material respect.

(b) If TEAM, any entity in which TEAM or Riders has a controlling interest, the Riders, or any other Team member (collectively, the "Defaulting Parties" and individually a "Defaulting Party") is indicted or has committed, or shall commit, any act, or has been or becomes involved in any situation or occurrence which in DNA's good faith opinion, tends to bring it or him into public disrepute, contempt, scandal or ridicule, or tends to shock, insult or offend the people of this nation or any class or group thereof, or reflects unfavorably upon DNA's reputation or its products; DNA shall be entitled, in its reasonable discretion, to require TEAM to dismiss, suspend and/or impose a monetary fine on the individual concerned in an amount to be determined by DNA. Should TEAM fail to comply with DNA's request within ten (10) days thereafter, DNA shall have the right thereafter to immediately terminate this Agreement without further notice.

(c) DNA shall have the right to terminate this Agreement at any time if TEAM, any entity in which TEAM or Riders has a controlling interest, the Riders, any other Team member (collectively, the "Endorsing Parties" and individually an "Endorsing Party") endorses any other beverage/energy product, or performs services for or authorizes or permits its or his name, voice and/or likeness to be used by any third party in the business of manufacturing, distributing or selling beverages or energy products.

(d) Upon termination of this Agreement for any reason, TEAM shall remove (and dispose of in a mutually agreeable manner) all DNA identification and other DNA Trademarks from the Motorcycle, Substitute Motorcycle, Transporter, helmets, uniforms, caps and all supporting equipment and materials of whatever nature.

18. Insurance

TEAM shall provide DNA, on or by December 31, 2009, with a certificate from its qualified and licensed insurer certifying that TEAM has a comprehensive liability insurance policy in force throughout the Contract Period covering all of its activities directly or indirectly relating to its performance of this Agreement and providing:

(a) Bodily injury and death insurance, including automobile liability insurance, in amounts of not less than ________________ Dollars ($________________) for all injuries and deaths arising from each accident or occurrence;

(b) Worker's Compensation Insurance, Employers' Liability Insurance and any other type of insurance which is required in accordance with the laws of each State in which TEAM conducts any activities under this Agreement; and

(c) Property damage insurance in amounts of not less than ________________ ($________________) for all property damage arising from each accident or occurrence. Such certificate shall name DNA as an additional insured under the insurance policy and shall specifically state that coverage as it pertains to DNA shall be primary regardless of any other coverage which may be available to DNA. TEAM's insurance policy shall contain a contractual liability endorsement covering its obligations under Section 18. Coverage shall be on an occurrence rather than a claims made basis. The policy shall provide that DNA will be notified of the cancellation or any restrictive amendment of the policy at least thirty (30) days prior to the effective date of

such cancellation or amendment. TEAM shall not violate, or permit to be violated, any conditions of said insurance policy, and TEAM shall at all times satisfy the requirements of the insurance company writing said policy. Failure to provide such certificate in the manner and time required by this Section 18 or to maintain the insurance specified herein shall be deemed a material breach of this Agreement. It shall be a condition precedent to the enforcement of DNA's obligations hereunder that TEAM shall have furnished to DNA the insurance certificate as aforesaid.

19. Indemnification

(a) TEAM will indemnify, protect, defend and hold harmless DNA, its parent, subsidiary and affiliated corporations, its wholesalers, and their respective directors, officers, employees and agents, from and against any and all claims, liabilities, losses, damages, injuries, demands, actions, causes of action, suits, proceedings, judgments and expenses, including those incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or other similar proceeding, arising from or connected with:

(i) any breach by TEAM of any provision of this Agreement or any representation or warranty made by it herein;

(ii) any negligent act or omission to act of TEAM, its employees, riders, servants and agents, including but not limited to, any Team member or drivers of the Transporters;

(iii) the preparation for, staging and conduct of the Races, or otherwise related to any Race or the practice or qualifying activities related thereto; and

(iv) any death or injury to any person or damage to any property related to any Race or the practice or qualifying activities related thereto.

(b) DNA will indemnify, protect, defend and hold harmless TEAM, its parent, subsidiary and affiliated corporations, and their respective directors, officers, employees and agents from and against any and all claims, liabilities, losses, damages, injuries, demands, actions, causes of action, suits, proceedings, judgments and expenses, including those incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or other similar proceeding, arising from or connected with

(i) any breach by DNA of any provision of this Agreement or any representation or warranty made by it herein; and

(ii) any negligent act or omission to act of DNA, its employees, servants and agents.

(c) Each party shall give the other party proper notice of any claim or suit coming within the purview of these indemnities. Upon the written request of an indemnitee, the indemnitor will assume the defense of any claim, demand or action against such indemnitee and will upon the request of the indemnitee, allow the indemnitee to participate in the defense thereof, such participation to be at the expense of the indemnitee. Settlement by the indemnitee without the indemnitor's prior written consent shall release the indemnitor from the indemnity as to the claim, demand or

action so settled. Termination of this Agreement shall not affect the continuing obligations of each of the parties as indemnitors hereunder.

20. Independent Contractor

The parties shall be and act as independent contractors, and under no circumstances shall this Agreement be construed as one of agency, partnership, joint venture or employment between the parties. Each party acknowledges and agrees that it neither has nor will give the appearance or impression of having any legal authority to bind or commit the other party in any way.

21. Expenses; Maintenance of Books and Records

(a) Except as otherwise expressly provided in this Agreement, TEAM shall be responsible for and shall promptly pay any and all expenses relating to its performance of this Agreement.

(b) During the Contract Period and for a period of two (2) years thereafter, TEAM shall maintain such books and records (collectively "Records") as are necessary to substantiate that (i) all invoices and other charges submitted to DNA for payment hereunder were valid and proper, and (ii) no payments have been made, directly or indirectly, by or on behalf of TEAM to or for the benefit of any DNA employee or agent who may reasonably be expected to influence either DNA's decision to enter into this Agreement, or the amount to be paid by DNA pursuant hereto. All Records shall be maintained in accordance with generally accepted accounting principles consistently applied. DNA and/or its representatives shall have the right at any time during normal business hours, upon two (2) days' notice, to examine said Records. The provisions of this Section 21 shall survive the expiration or earlier termination of this Agreement.

22. Warranty

(a) TEAM represents, warrants and covenants to DNA as follows:

(i) It has the full right and legal authority to enter into and fully perform this Agreement in accordance with its terms.

(ii) This Agreement, when executed and delivered by TEAM, will be its legal, valid and binding obligation enforceable against TEAM in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency or other similar laws affecting creditor's rights generally.

(iii) The execution, delivery and performance of this Agreement by TEAM do not and will not violate or cause a breach of any other agreements or obligations to which it is a party or by which it is

bound, and no approval or other action by any governmental authority or agency is required in connection herewith.

(iv) In addition to being true as of the date first written above, each of the foregoing representations, warranties, and covenants shall be true at all times during the term hereof. Each of such representations, warranties and covenants shall be deemed to be material and to have been relied upon by DNA notwithstanding any investigation made by DNA.

(b) DNA represents, warrants and covenants to TEAM as follows:

(i) It has the full right and legal authority to enter into and fully perform this Agreement in accordance with its terms.

(ii) This Agreement, when executed and delivered by DNA, will be its legal, valid and binding obligation enforceable against DNA in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement by DNA do not and will not violate or cause a breach of any other agreements or obligations to which it is a party or by which it is bound, and no approval or other action by any governmental authority or agency is required in connection herewith.

(iv) This Agreement is entered into solely for the purchase of advertising and pass through as described herein and for no other purposes.

(v) In addition to being true as of the date first written above, each of the foregoing representations, warranties, and covenants shall be true at all times during the term hereof. Each of such representations, warranties and covenants shall be deemed to be material and to have been relied upon by TEAM notwithstanding any investigation made by TEAM.

23. Compliance with the Law

If a reasonable basis exists for believing that any provision of this Agreement violates any (i) federal, state or local law or regulation, or (ii) code, rule, regulation or directive adopted by an industry trade association affecting either party's performance of this Agreement (collectively the "Law"), then the parties shall promptly modify this Agreement to the extent necessary to bring about compliance with such Law; provided, however, that if such modification would cause this Agreement to fail in its essential purpose or purposes, it shall be deemed terminated by mutual agreement of the parties. Without limiting the generality of the foregoing, the parties agree that DNA's right under this Agreement to advertise its beverage products is an essential purpose of this Agreement, and any limitation, restriction or other modification of such right would constitute a failure of such purpose. If this Agreement is terminated pursuant to this provision, payment shall be made only to the extent of a party's performance to and

including the date of termination, and any payments which shall have been made and which are applicable to future time periods and are therefore unearned shall be refunded pro rata to the effective date of termination, such refund to be calculated in accordance with the formula set forth in Section 17(e) herein.

24. Notice

Any notice under this Agreement shall be in writing and personally delivered or sent by letter and shall be deemed to have been given at the time that such notice, if personally delivered, is delivered or, if sent by letter, at the time that it is delivered to a reputable overnight air courier, return receipt requested, postage prepaid; provided that such notice is addressed as follows:

If to DNA:
Attn: Geoff Armstrong
DNA Beverage Corporation
506 NW 77th Street
Boca Raton, FL 33487

With copy to:
WMG
1545 Faraday Avenue, Suite 101
Carlsbad, CA 92008

STAR RACING, LLC
1628 S. Azalea Dr.
Wiggins, MS

Or to such other address as either party may specify in writing in accordance with the terms of this Section 24.

25. Successors and Assigns

Neither party shall assign its rights and/or obligations or delegate its duties under this Agreement without the prior written consent of the other party. This Agreement and all of the terms and provisions hereof will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns.

26. No Waiver

The failure of either party to this Agreement to object to or take affirmative action with respect to any conduct of the other party which is in violation of the terms hereof shall not be construed as a waiver thereof, nor of any future breach or subsequent wrongful conduct.

27. Rights Unique

The rights and privileges granted to DNA hereunder are special, unique, extraordinary and impossible of replacement, which gives them a peculiar value, the loss of which could not be reasonably or adequately compensated in damages in an action at law, and TEAM's failure or refusal to perform its obligations hereunder would cause DNA irreparable loss and damage. If TEAM wrongfully fails or refuses to perform such obligations, DNA shall be entitled to injunctive or other equitable relief against TEAM to prevent the continuance of such failure or refusal or to prevent TEAM from granting rights to others in violation of this Agreement.

28. Rights and Remedies Cumulative

The rights and remedies provided by this Agreement are given in addition to any other rights and remedies either party may have by law, statute, ordinance or otherwise. All such rights and remedies are intended to be cumulative, and the use of any one right or remedy by either party shall not preclude or waive its right to use any or all other rights or remedies.

29. Headings

The section headings in this Agreement are for convenience of reference only and do not constitute a substantive part of the Agreement.

30. Entire Agreement; Governing Law

This Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior negotiations, understandings or agreements in regard thereto. This Agreement will be deemed to have been executed and delivered in the State of California and will be construed according to the substantive laws of that State. Should any party commence legal action to interpret or enforce the terms of this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys' fees and costs, including, without limitation, attorneys' fees and court costs incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or other similar proceedings. This Agreement may be amended and any provision hereof may be waived only by written instrument signed by the parties hereto and specifically referring to this Agreement.

31. Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement or the breach or termination hereof shall be settled by binding arbitration conducted by JAMS/Endispute. ("JAMS") in accordance with JAMS Comprehensive Arbitration Rules

and Procedures (the "Rules"). The arbitration shall be heard by one arbitrator to be selected in accordance with the Rules, in Orange County, California. Judgment upon any award rendered may be entered in any court having jurisdiction thereof. Within seven (7) calendar days after appointment the arbitrator shall set the hearing date, which shall be within ninety (90) days after the filing date of the demand for arbitration unless a later date is required for good cause shown and shall order a mutual exchange of what he/she determines to be relevant documents and the dates thereafter for the taking of up to a maximum of five (5) depositions by each party to last no more than two (2) days in aggregate for each party. Both parties waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose or imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or with respect to this Agreement, or any breach hereof, including any claim that said Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void. In addition to all other relief, the arbitrator shall have the power to award reasonable attorneys' fees to the prevailing party. The arbitrator shall make his or her award no later than seven (7) calendar days after the close of evidence or the submission of final briefs, whichever occurs later.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

DNA Beverage Corporation	STAR RACING, LLC
Signed: [signature]	Signed: [signature]
Name: GEOFF ARMSTRONG	Name: ROBERT REGAN
Date: 10/9/09	Date: 10/13/09

EXHIBIT 1

PLACEMENT OF DNA LOGO DECALS

Below listed are the placement and mock ups for DNA. These placements are guaranteed for the duration of this agreement.

DNA	Jersey-Center of Chest Position; Pants-Back of Pan Leg; Bike-Bottom of Shroud Position; Helmet-Jaw Line; Hauler-Front of Trailer in Top Corner Position; Pit Shirts/Mechanics Gear-Center of Chest Position
	Jersey-Right Shoulder, Pants-Back of Leg; Bike-Fender (Tip); Helmet-Visor Area; Hauler-Front of Trailer near wheel-well; Pit Shirts/Mechanics Gear-Right Shoulder

Team Jersey

(Placeholder mocks, real mocks to be provided by Star)


YAMAHA
YAMAHA

Exhibit 1 Cont'd.

Team Pit Shirt


YAMAHA
YAMAHA

Team Helmet

(Design to be mutually agreed uppon by TEAM and DNA)



Exhibit 1 Cont'd.

Team Hauler



YAMAHA

Team Bike

Logo Inclusion on both radiator shrouds, Front Fender & Radiator Guards



DNA LOGO
DNA LOGO
YAMAHA
YAMAHA

EXHIBIT 2

List of Benefits and Rights

For each Contract Year:

Exclusive title to the team with all branding appearing as Team "DNA" Star Racing. All livery will reflect the title sponsor's corporate identity, image and colors forming the basis of all designs and graphic development.

DNA Logo Placements

- Bike
  - Radiator Shrouds, Radiator Guards, Front Fender (sides),
  - Inside rear fender near airbox
- Pants & Jersey
  - First position - Center of jersey
  - First position – Back of pant legs
- Team Race Rig & Motorcoach
  - Large first position
  - DNA energy drink on water tanks of truck as well
- Hospitality tents, first position
  - Branded floor mats, awning, tables, chairs, toll boxes, etc...
- Helmet
  - Custom painted sponsor branded helmets (TBD by DNA and Star Racing)
  - DNA branded Chin bar
  - Possible chain store 1" x 1" logo(as spoken about in the past)
- Mechanic's Pit Shirts and Hats
  - First position on all
  - First position – Pit board
- Lifestyle Branding – Casual wear and other product provided to athletes

Retail Integration

- In Store Merchandising and Displays Highlighting Sponsor Involvement
- In Store VIP Ticket Package Giveaway
- Rider/Team Rig Appearances at Select Retail Locations
- Retailer co-branding pass-through rights

Star Racing Pro Pit Presence

- Product displays onsite in front of Team Race Rig at all SX and MX Rounds.

Promotions

- Data Capture/Lead Generation via sweepstakes promotion
- Use of team and riders name/likeness for retail promotions
- Bounce back coupon distribution at races driving fans directly to retail
- Pro Pit rider autograph signings with DNA branded Hero-Cards at every round (100,000 distributed in 2010)
- Fan distribution of co-branded DNA / Star Racing Promotional Items

EXHIBIT 3

RELEASE

I,______________________, being of lawful age and residing at _____________________, as inducement for and in consideration of amounts to be paid to me by STAR RACING ("TEAM") for my services in connection with certain motorcycle races to be held during 2007/2008/2009 ("Races") or practices/testing and in consideration of a sponsorship by BOND and ampm of a certain motorcycle ("Motorcycle") and team operating the Motorcycle ("Team") which will display DNA's Trademarks in connection with the Races, hereby covenant and agree that DNA, its parent, subsidiary and affiliated corporations, its wholesalers and their respective directors, officers, employees and agents shall not be liable for any damages arising from personal injuries, including death, and/or damage to property that I may sustain in any way or cause, which results from or arises out of my preparation for or participation in the Races. I hereby fully and forever release and discharge and covenant not to sue DNA, its parent, subsidiary and affiliated corporations, its wholesalers and their respective directors, officers, employees and agents from any and all claims, demands, damages, rights of action or causes of action, present or future, whether the same be known or unknown, anticipated or unanticipated, resulting from or arising out of my preparation for or participation in the Races.

I acknowledge and agree that preparation for and participation in the Races are dangerous and involve the risk of serious personal injury, including death, and/or damage to property, and I hereby assume full responsibility for and risk of such personal injury, including death, and damage to property. I warrant that I am in good health and have no physical condition that would prevent or hinder the performance of my services.

I hereby irrevocably consent, without additional compensation, to the unrestricted worldwide use of my name and/or likeness, pictures, photographs, nicknames and signature by DNA, its successors and assigns, in connection with any advertising or promotional activities relating directly or indirectly to DNA's sponsorship of the Motorcycle or the Team subject to my prior written approval, such approval not to be unreasonably withheld. I further agree that any photographs, pictures, slides, films and/or movies taken or made by DNA in which I appear, or any reproduction of the same, may be used in any manner or media whatsoever by DNA or any person authorized by DNA, subject to my prior written approval, such approval not to be unreasonably withheld.

I release DNA and any their subsidiary and affiliated companies and their respective advertising agencies from any liability for any claim of accidental alteration, optical illusion, or faulty mechanical reproduction and any distortion or illusion in sound reproduction accidentally occurring in the presentation of any advertising.

This Release is intended to be as broad and inclusive as permitted by law, and if any portion thereof is held invalid, the balance shall continue in full legal force and effect. This Release shall be binding on my heirs, executors, administrators and assigns.

This Release shall be governed by the substantive law of the State of California.

Any dispute, controversy or claim arising out of or relating to this Release or the breach or termination hereof shall be settled by binding arbitration conducted by JAMS/Endispute. ("JAMS") in accordance with JAMS Comprehensive Arbitration Rules and Procedures (the "Rules"). The arbitration shall be heard by one arbitrator to be selected in accordance with the Rules, in Orange County, California. Judgment upon any award rendered may be entered in any court having jurisdiction thereof. Within seven (7) calendar days after appointment the arbitrator shall set the hearing date, which shall be within ninety (90) days after the filing date of the demand for arbitration unless a later date is required for good cause shown and shall order a mutual exchange of what he/she determines to be relevant documents and the dates thereafter for the taking of up to a maximum of five (5) depositions by each party to last no more than two (2) days in aggregate for each party. Both parties waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose or imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or with respect to this Release, or any breach hereof, including any claim that said Release, or any part hereof, is invalid, illegal or otherwise voidable or void. In addition to all other relief, the arbitrator shall have the power to award reasonable attorneys' fees to the prevailing party. The arbitrator shall make his or her award no later than seven (7) calendar days after the close of evidence or the submission of final briefs, whichever occurs later.

I have read and fully understand the above Release.

Star Racing:	Witness:
Signature: [signature]	Signature: ______
Print Name: Dwight Bagnet	Print Name: ______
Date: 10/13/09	Dated: ______

EXHIBIT 4

PAYMENT TERMS

Year 1:

- $25,000 due upon signing of LOI (dated 9/15/2009)
- $25,000 upon signing of this agreement
- $50,000 on January 1, 2010
- $62,500 on April 15, 2010
- $62,500 on July 15, 2010
- $25,000 on September 1, 2010

Total: $250,000

Year 2:

- $83,750 on January 1, 2011
- $83,750 on April 1, 2011
- $83,750 on July 1, 2011
- $83,750 on September 1, 2011

Total: $335,000